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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 19, 1999



                             SEALED AIR CORPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


        Delaware                       1-12139               65-0654331
------------------------------ ------------------------  -------------------
      (State or Other          (Commission File Number)    (IRS Employer
Jurisdiction of Incorporation)                           Identification No.)



                 Park 80 East
           Saddle Brook, New Jersey                      07663-5291
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   (Address of Principal Executive Offices)              (Zip Code)



                                 (201) 791-7600
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)



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

ITEM 5. OTHER EVENTS.


                                                         July 19, 1999



Contact:  Mary A. Coventry
          J. Ryan Flanagan



                         SEALED AIR CORPORATION CLOSES
                        EURO 200 MILLION NOTES OFFERING


         SADDLE BROOK, N.J., Monday July 19, 1999 - Sealed Air Corporation (NYSE-SEE) announced today that its indirect, wholly-owned Netherlands subsidiary, Sealed Air Finance II B.V., had closed a euro 200 million notes offering. The notes, with a coupon of 5.625% per annum, are due July 19, 2006 and are guaranteed by Sealed Air Corporation and certain of its subsidiaries. The notes have been sold to investors at a price of 99.312% of the principal amount.

         The notes, which have been listed on the Luxembourg Stock Exchange, have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") or applicable European securities regulations. They were offered and sold outside of the United States pursuant to Regulation S of the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company stated that it intends to use the net proceeds of the offering to repay a portion of its outstanding indebtedness under its principal bank credit agreements.

         Sealed Air is engaged primarily in the manufacture and sale of a complementary line of food, specialty and protective packaging materials and systems. To view the Company's latest financial news online via the World Wide Web, visit http://cfonews.com/see.





                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                       SEALED AIR CORPORATION



                                       By: /s/ William V. Hickey
                                           ----------------------
                                           Name: William V. Hickey
                                           Title: President and
                                                    Chief Operating Officer


Dated: July 20, 1999